Exhibit 99.1

MariaDB Names Conor McCarthy as Chief Financial Officer

Technology finance veteran joins MariaDB for next phase of accelerated cloud revenue growth

REDWOOD CITY, Calif. and DUBLIN – April 6, 2023 – MariaDB plc (NYSE: MRDB) today announced the appointment of Conor McCarthy as chief financial officer (CFO), effective April 10, 2023. McCarthy, who has over 30 years leading finance organizations at high-growth companies, brings significant experience scaling software-as-a-service (SaaS) businesses.

“In my book, the ingredients for scaling a SaaS business are market opportunity, product differentiation and track record of innovation and execution – MariaDB checks all the boxes,” says McCarthy. “Having scaled multiple SaaS businesses, I see a phenomenal near-term opportunity for MariaDB in the $74 billion relational database market. MariaDB’s second-generation cloud database, SkySQL, goes beyond the offerings by public cloud vendors to deliver multicloud freedom, autoscaling both ways, and powerful analytics mixed with transactions. The leadership team and board’s depth of industry expertise combined with the company’s ability to execute, as demonstrated by 90% year-over-year growth in cloud-related subscription revenue, makes me excited for what’s possible with MariaDB.”

Previously, McCarthy was CFO at Ideanomics, a NASDAQ listed cleantech company, where he developed the revenue models for vehicle-as-a-service and charging-as-a-service products. Prior to Ideanomics, McCarthy was CFO at OS33, leading due diligence for a successful equity raise, and CFO at Intent Media Inc., closing two committed loan facilities. Additionally, McCarthy spent nine years at wholesale brokerage firm GFI Group Inc., now part of NASDAQ listed BGC Partners, where he was CFO-Americas and led business process reviews that resulted in $20 million in reduced capital committed.

“We are delighted to welcome Conor to the MariaDB team” said Michael Howard, CEO at MariaDB plc. “Conor has an outstanding track record taking high-growth companies to the next level. We are confident his proven leadership and extensive experience with SaaS companies will positively impact our next chapter of growth as we continue disrupting the industry with our second-generation database-as-a-service offering.”

MariaDB continues to make progress at transforming its business to the cloud. In the quarter ending in December 2022, MariaDB reported a 20% increase in revenue year-over-year and a 90% increase in cloud-related subscription revenue year-over-year. The company also recently announced the availability of a new release of MariaDB SkySQL, a second-generation cloud database service that is tuned and optimized for the most complex situations. New cloud innovations include autoscaling and serverless analytics to better manage database costs. MariaDB will be showcasing SkySQL, along with 40 sessions including MariaDB customers, experts and partners, at OpenWorks 2023 on May 9-10, 2023, in New York City and virtually. Register to attend MariaDB OpenWorks.

About MariaDB

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions and have been downloaded over one billion times. Deployed in minutes and maintained with ease, leveraging cloud automation, our database products are engineered to support any workload, any cloud and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer, Samsung, SelectQuote and SpendHQ, MariaDB’s software is the backbone of critical services that people rely on every day. Learn more at mariadb.com.

Source: MariaDB

Contacts

Investors:

ir@mariadb.com

Media:

pr@mariadb.com